CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

                                    * * * * *

The  Bryan-College   Station  Financial  Holding  Company  (the  "Company"),   a
corporation   organized  and  existing  under  and  by  virtue  of  the  General
Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of the Company, resolutions were duly adopted setting forth proposed amendments to the Company's Certificate of Incorporation, declaring said amendments to be advisable and calling an annual meeting of the stockholders of the Company for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

"RESOLVED, that an amendment to the Fourth Article of the Company's Certificate of Incorporation that would amend clause A by decreasing the number of shares of authorized common stock, par value $.01 per share from 3,000,000 to 1,500,000, subject to shareholder approval, is hereby approved; and be it further

RESOLVED, that an amendment to the Fourth Article of the Company's Certificate of Incorporation adding clause D that would limit the voting rights of any stockholder who beneficially owns in excess of 10% of the then-outstanding shares of the Company's common stock (the "Limit") from voting any shares held in excess of the Limit, subject to shareholder approval, is hereby approved; and be it further

RESOLVED, that an amendment to the Thirteenth Article of the Company's Certificate of Incorporation requiring the affirmative vote of at least 80% of the shares entitled to vote must approve, an amendment to clause D of the Fourth Article provided that such amendment is approved by shareholders, also subject to shareholder approval, is hereby approved."

SECOND: That thereafter, pursuant to resolutions of its Board of Directors, an annual meeting of the stockholders of the Company was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute was voted in favor of the amendments.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.





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IN WITNESS WHEREOF,  The  Bryan-College  Station  Financial  Holding Company has
caused this certificate to be signed by J. Stanley Stephen, its President and Chief Executive Officer, this 23rd day of February, 1999.



                                       By   /s/  J. Stanley Stephen
                                            ---------------------------------
                                            J. Stanley Stephen, President and
                                             Chief Executive Officer




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